Exhibit 99.1

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635

For Immediate Release

AVALONBAY COMMUNITIES PRICES
$500 MILLION MEDIUM-TERM NOTES OFFERING

ALEXANDRIA, VA (September 18, 2006) - AvalonBay Communities, Inc. (NYSE: AVB) announced today that it priced a $500 million offering of medium-term unsecured notes under its existing shelf registration statement.  The offering consists of two separate $250 million tranches with maturities of five and ten years.  Details of the transaction are set forth in the table below:

	Offered Amount	Maturity Date	Discount to Face Value	Coupon Rate	Yield to Investors
5-year notes	$250 Million	January 15, 2012	99.619%	5.500%	5.586%
10-year notes	$250 Million	September 15, 2016	99.478%	5.750%	5.820%

Interest on the notes will be paid semi-annually.  Interest on the five-year notes will be paid on January 15th and July 15th while the interest on the ten-year notes will be paid on March 15th and September 15th.  These notes are rated Baa1 by Moody’s Investors Service and BBB+ by Standard & Poor’s.  Settlement is scheduled for September 25, 2006.

The Company will use the net proceeds of approximately $495 million, after underwriting discounts and other transaction-related costs, to reduce indebtedness outstanding under the Company’s unsecured credit facility and for other corporate purposes.

About AvalonBay Communities

As of June 30, 2006, AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, owned or held an ownership interest in 160 apartment communities containing 46,904 apartment homes in ten states and the District of Columbia, of which 17 communities were under construction and three communities were under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Web site at http://www.avalonbay.com.

Copyright © 2006 AvalonBay Communities, Inc. All Rights Reserved